Exhibit 99.1

Contact: Mark Polzin (314) 982-1758
or John Hastings (314) 982-8622

EMERSON ANNOUNCES THIRD QUARTER 2007 RESULTS

•	Sales increased 13 percent to $5.9 billion
•	Earnings per share of $0.72, up 22 percent
•	Operating cash flow increased 45 percent to $899 million

ST. LOUIS, August 7, 2007 – Emerson (NYSE: EMR) today announced record net sales and earnings for the third quarter ended June 30, 2007. Net sales totaled $5.9 billion, an increase of 13 percent from the $5.2 billion reported in the prior year period. For the quarter, underlying sales increased 9 percent which excludes the impact of favorable currency exchange rates (3 percent) and growth from acquisitions, net of divestitures (1 percent). Four of Emerson’s five business segments reported double-digit sales growth in the quarter.

Net earnings increased 18 percent to $574 million, or $0.72 per share. The earnings per share amount represents an increase of 22 percent from the $0.59 of earnings per share achieved in the third quarter of 2006. Operating profit margins improved to 16.1% in the quarter, a 40 basis point improvement from the 2006 period. Margins improved in four of the Company’s five business segments. Pretax earnings margins were 14.0 percent compared to 13.7 percent in the prior year period.

“Emerson’s continued strong performance this quarter demonstrates that our long-term strategies are working,” said Emerson Chairman, Chief Executive Officer and President, David N. Farr. “Our strong organic growth and profit margin improvements would not be possible without market leading technologies and global business platforms to serve our customers. Investing in these technologies and business platforms, while expanding our global footprint, will continue to be Emerson’s focus moving forward.”

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For the nine months ended June 30, 2007, net sales were $16.4 billion, an increase of 12 percent over the same period last year. Earnings per share for the first nine months of the fiscal year were $1.88, an increase of 18 percent over the prior year period.

Balance Sheet / Cash Flow:

Operating cash flow in the quarter was $899 million, an increase of 45 percent compared to $620 million in the third quarter of 2006. Free cash flow (operating cash flow less capital expenditures) for the quarter was $755 million, a 57 percent increase versus the prior year quarter. The Company’s full-year target for capital spending is unchanged at approximately $700 million, but the full year targets for operating and free cash flow have been increased to $2.8 billion and $2.1 billion respectively.

“The Company’s cash flow performance in the quarter was very good and is a testament to the operating management who were key to delivering these strong results,” Farr said. “Focus on cash flow generation and return on total capital continues to be a high priority at Emerson. This focus provides the Company with the ability to make internal growth investments and acquisitions, while also returning significant amounts of cash to shareholders in the form of dividends and share repurchases.” Through the first nine months of fiscal 2007, the Company has paid $629 million in dividends and repurchased $628 million of stock. Emerson’s goal is to return between 50 and 60 percent of operating cash flow to shareholders and the Company expects to be at the high end of this range in 2007.

Operating Highlights:

Process Management had another strong quarter as revenue grew by 19 percent. This increase was comprised of 14 percent underlying sales growth, 3 percent favorable impact from currency and 2 percent growth from acquisitions. The momentum of this business is evidenced by continued large project wins around the world. During the quarter, Process announced project awards to

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digitally automate facilities in the oil sands of Canada as well as the largest lignite-fired power plant in Europe.

Industrial Automation revenues increased by 13 percent during the quarter with growth led by the power generating alternator business. Underlying sales growth in the quarter was 9 percent which excludes a 4 percent favorable impact from currency translation. Growth rates for this segment were highest internationally, where underlying sales grew 12 percent.

Network Power sales increased by 14 percent in the quarter. Underlying sales were up 11 percent, favorable currency translation added more than 2 percent and acquisitions, net of divestitures, contributed approximately 1 percent. In the quarter, growth was in excess of 20 percent for the uninterruptible power supply (UPS) and precision cooling businesses as well as the power systems business in Asia.

Climate Technologies grew by 13 percent in the quarter, with Europe and Asia leading the growth. Underlying sales in the quarter increased by 8 percent, acquisitions added 3 percent of growth and currency translation added 2 percent. Favorable conditions outside the United States led to 18 percent underlying sales growth internationally. Growth in the United States was 3 percent in spite of continued softness from residential construction markets.

Appliance and Tools experienced revenue growth of 1 percent in the third quarter. Underlying sales for this segment decreased by 1 percent and was offset by favorable 1 percent impacts from both currency translation and acquisitions. The consumer exposures in this segment, primarily related to big box retailers and residential construction, were soft and led to the negative underlying sales growth.

Full Year Earnings Outlook:

Based on strong results for the first three quarters of fiscal 2007 and continued solid order trends, Emerson has increased the outlook for the full year. The Company now expects full year earnings per share in the range of $2.58 to

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$2.63, an increase from the previous guidance of $2.50 to $2.60. The new range equates to earnings per share growth of 15 to 17 percent. For the year, underlying sales growth is expected in the range of 6 to 7 percent and reported sales growth is expected to be in the range of 10 to 12 percent.

Upcoming Investor Events

On Tuesday, August 7, 2007, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the third-quarter fiscal 2007 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's Web site at www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site.

Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts; unaudited)

	Quarter Ended June 30,		Percent
	2006	2007	Change

Net sales	$5,217	$5,874	13%
Less: Costs and expenses
Cost of sales	3,361	3,769
SG&A expenses	1,037	1,160
Other deductions, net	54	59
Interest expense, net	51	62
Earnings before income taxes	714	824	16%
Income taxes	228	250
Net earnings	$486	$574	18%

Diluted avg. shares outstanding (millions)	825.8	802.1

Diluted earnings per common share	$0.59	$0.72	22%

	Quarter ended June 30,
	2006	2007
Other deductions, net
Rationalization of operations	$19	$20
Amortization of intangibles	13	16
Other	34	26
Gains	(12)	(3)
Total	$54	$59

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts; unaudited)

	Nine Months Ended June 30,		Percent
	2006	2007	Change

Net sales	$14,617	$16,438	12%
Less: Costs and expenses
Cost of sales	9,434	10,586
SG&A expenses	2,992	3,353
Other deductions, net	131	121
Interest expense, net	151	178
Earnings before income taxes	1,909	2,200	15%
Income taxes	590	687
Net earnings	$1,319	$1,513	15%

Diluted avg. shares outstanding (millions)	827.3	805.2

Diluted earnings per common share	$1.59	$1.88	18%

	Nine Months Ended June 30,
	2006	2007
Other deductions, net
Rationalization of operations	$53	$60
Amortization of intangibles	32	46
Other	88	84
Gains	(42)	(69)
Total	$131	$121

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, unaudited)

	June 30,
	2006	2007
Assets
Cash and equivalents	$695	$1,331
Receivables, net	3,668	4,083
Inventories	2,212	2,309
Other current assets	592	648
Total current assets	7,167	8,371
Property, plant & equipment, net	3,076	3,279
Goodwill	6,005	6,289
Other	2,136	2,136

	$18,384	$20,075

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$984	$954
Accounts payable	2,031	2,247
Accrued expenses	1,892	2,198
Income taxes	303	283
Total current liabilities	5,210	5,682
Long-term debt	3,132	3,623
Other liabilities	1,946	2,067
Stockholders’ equity	8,096	8,703

	$18,384	$20,075

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions, unaudited)

	Nine Months Ended June 30,
	2006	2007
Operating Activities
Net earnings	$1,319	$1,513
Depreciation and amortization	454	491
Changes in operating working capital	(373)	(281)
Pension funding	(100)	(100)
Other	188	151
Net cash provided by operating activities	1,488	1,774

Investing Activities
Capital expenditures	(354)	(420)
Purchases of businesses, net of cash & equivalents acquired	(708)	(187)
Other	28	72
Net cash used in investing activities	(1,034)	(535)

Financing Activities
Net increase in short-term borrowings	172	9
Proceeds from long-term debt	5	496
Principal payments on long-term debt	(260)	(3)
Dividends paid	(550)	(629)
Purchases of treasury stock	(411)	(628)
Other	38	7
Net cash used in financing activities	(1,006)	(748)

Effect of exchange rate changes on cash and equivalents	14	30

Increase (decrease) in cash and equivalents	(538)	521

Beginning cash and equivalents	1,233	810

Ending cash and equivalents	$695	$1,331

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Quarter Ended June 30,
	2006	2007
Sales
Process Management	$1,233	$1,471
Industrial Automation	968	1,095
Network Power	1,155	1,322
Climate Technologies	923	1,043
Appliance and Tools	1,099	1,107
	5,378	6,038
Eliminations	(161)	(164)
Total Emerson	$5,217	$5,874

	Quarter Ended June 30,
	2006	2007
Earnings
Process Management	$221	$269
Industrial Automation	142	161
Network Power	139	178
Climate Technologies	155	174
Appliance and Tools	141	146
	798	928
Differences in accounting methods	46	56
Corporate and other	(79)	(98)
Interest expense, net	(51)	(62)
Earnings before income taxes	$714	$824

	Quarter Ended June 30,
	2006	2007
Rationalization of operations
Process Management	$3	$2
Industrial Automation	4	5
Network Power	3	5
Climate Technologies	2	2
Appliance and Tools	7	6
Total Emerson	$19	$20

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Nine Months Ended June 30,
	2006	2007
Sales
Process Management	$3,473	$4,034
Industrial Automation	2,759	3,146
Network Power	3,098	3,712
Climate Technologies	2,523	2,676
Appliance and Tools	3,211	3,328
	15,064	16,896
Eliminations	(447)	(458)
Total Emerson	$14,617	$16,438

	Nine Months Ended June 30,
	2006	2007
Earnings
Process Management	$587	$725
Industrial Automation	416	478
Network Power	366	441
Climate Technologies	382	405
Appliance and Tools	412	416
	2,163	2,465
Differences in accounting methods	128	156
Corporate and other	(231)	(243)
Interest expense, net	(151)	(178)
Earnings before income taxes	$1,909	$2,200

	Nine Months Ended June 30,
	2006	2007
Rationalization of operations
Process Management	$6	$8
Industrial Automation	9	11
Network Power	9	14
Climate Technologies	11	9
Appliance and Tools	18	18
Total Emerson	$53	$60

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles Non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

				Percent
	2006		2007	Change
Third-Quarter Cash Flow
Operating Cash Flow	$620		$899	45%
Capital Expenditures	140		144
Free Cash Flow (Non-GAAP)	$480		$755	57%

Full Year 2007 Expected Cash Flow
Operating Cash Flow			~ $2,800
Capital Expenditures			~700
Free Cash Flow (Non-GAAP)			~ $ 2,100

Third-Quarter Operating Profit
Net Sales	$5,217		$5,874	13%
Cost of Sales	3,361		3,769
SG&A Expenses	1,037		1,160
Operating Profit (Non-GAAP)	819		945	15%
Operating Profit Margin % (Non-GAAP)	15.7%		16.1%
Other Deductions, Net	54		59
Interest Expense, Net	51		62
Pretax Earnings	$714		$824	16%
Pretax Earnings Margin %	13.7%		14.0%

	Expected
	FY 2007
Net Sales
Underlying Sales (Non-GAAP)	6 — 7%
Currency Translation / Acq. / Div.	4 — 5	pts
Net Sales	10 — 12%

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